Exhibit 99.1
Tellurian reports second quarter 2023 results

HOUSTON, Texas – (BUSINESS WIRE) August 7, 2023 -- Tellurian Inc. (Tellurian or the Company) (NYSE American: TELL) continues to execute its integrated strategy by progressing construction of its Driftwood project and through production and sales of natural gas.

President and CEO Octávio Simões said, “Bechtel is progressing very well on Driftwood LNG construction, having driven over 9,000 piles and poured over 10,000 cubic feet of concrete for plant one and the storage tanks, and having recently prepared plant two’s site for piling work. We also hired former investment banker Simon Oxley as Chief Financial Officer and with his extensive experience and leadership, we are significantly enhancing our project financing efforts.”

Upstream segment results

	Three Months End June 30, 2023	Three Months End June 30, 2022
Net production	17.2 Bcf	9.0 Bcf
Revenue	$31.9 million	$61.3 million
Operating (loss) profit	$(28.7) million	$38.5 million
Adjusted EBITDA*	$8.1 million	$53.2 million

Operating activities
Tellurian produced 17.2 billion cubic feet (Bcf) of natural gas for the quarter ended June 30, 2023, as compared to 9.0 Bcf for the same period of 2022. As of June 30, 2023, Tellurian’s natural gas assets included 31,117 net acres and interests in 157 producing wells.

Consolidated financial results
Tellurian generated approximately $32.0 million in revenues from natural gas sales in the second quarter of 2023 compared to $61.3 million in the second quarter of 2022, a change driven by decreased realized natural gas prices partially offset by increased production volumes. Tellurian reported a net loss of approximately $59.6 million, or $0.11 per share (basic and diluted), for the quarter ended June 30, 2023, compared to a net loss of approximately $35.0 thousand, or $0.00 per share (basic and diluted), for the same period of 2022.

As of June 30, 2023, Tellurian had approximately $1.3 billion in total assets, including approximately $106.7 million of cash and cash equivalents.

* Non-GAAP measure – see the end of this press release for a definition and a reconciliation to the most comparable GAAP measure.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

Tellurian will post a video by Executive Chairman Charif Souki on its website following the issuance of this release.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, and development, construction and financing activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2022, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 22, 2023, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that Upstream segment Adjusted EBITDA may provide financial statement users with additional meaningful comparisons between current results and the results of the Company’s peers and of prior periods.

Upstream segment Adjusted EBITDA excludes certain charges or expenditures. Upstream segment Adjusted EBITDA is a supplemental measure of performance and should not be viewed as a substitute for any GAAP measure.

Management presents Upstream segment Adjusted EBITDA because (i) it is consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers and (ii) it is more comparable to earnings estimates provided by securities analysts.

Upstream segment Adjusted EBITDA (in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Upstream segment operating (loss) profit	($28,698)	$38,505	($31,685)	$43,101
Add back:
Depreciation, depletion and amortization	24,489	5,756	45,981	9,680
Allocated corporate general and administrative	12,282	8,952	23,577	14,446
Upstream segment Adjusted EBITDA	$8,073	$53,213	$37,873	$67,227

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Driftwood LNG construction as of 13 July 2023

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com